EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER


AGREEMENT AND PLAN OF MERGER ("Agreement") made this 17th of March, 2004 by and among PROCESS EQUIPMENT, INC., a Nevada corporation ("Parent"), Process Equipment Acquisition Corporation, a Nevada corporation ("Merger Sub"), and Jade Profit Investment Limited, ("the Company") a British Virgin Islands ("BVI") limited liability corporation ("Jade"), as the parent of Hainan
Quebec Ocean Fishing Co. Ltd., a People's Republic of China, limited liability corporation ("HQ").

                                    RECITALS:

A. The respective Boards of Directors of Parent and the Company have determined that an acquisition of the Company by Merger Sub and then the merger of Merger Sub with and into the Parent (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of their respective shareholders, and such Boards of Directors have approved such Merger, pursuant to which shares of Common Stock of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger (as defined in Section 1.03) will be exchanged for the right to receive Common Stock of Parent ("Parent Common Stock") other than Dissenting Shares (as defined in Section 2.01(d)).

B. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

C. For federal income tax purposes, the parties intend that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada Corporations Code (the "Nevada Statutes"), Merger Sub shall acquire the Company and then shall be merged with and into the Parent at the Effective Time of the Merger. The Company will become a wholly owned subsidiary of the Parent.

1.02 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
7.01 and subject to the satisfaction or waiver of the conditions set forth in
Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the business day after satisfaction of the conditions set forth in
Article VI (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Article VI) (the "Closing Date"), at the offices of Process Equipment, Inc., unless another date, time or place is agreed to in writing by the parties hereto.

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1.03 Effective Time of Merger.  As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the parties shall file articles of merger (the "Articles of Merger") executed in accordance with the relevant provisions of the Nevada Statutes and shall make all other filings or recordings required under Nevada Statutes. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of Nevada or at such other time as is permissible in accordance with Nevada Statutes and as Parent and the Company shall agree should be specified in the Articles of Merger (the time the Merger becomes effective being the "Effective Time of the Merger"). Parent shall use reasonable efforts to have the Closing Date and the Effective Time of the Merger to be the same day.

1.04 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the Nevada Statutes.

1.05  Articles of Incorporation; Bylaws; Purposes.

         (a) The Certificate of Incorporation of the Parent in effect immediately prior to the Effective Time of the Merger shall be the Certificate of Incorporation of the Parent until thereafter changed or amended as provided therein or by applicable law.

         (b) The Bylaws of the Parent in effect at the Effective Time of the Merger shall be the Bylaws of the Parent until thereafter changed or amended as provided therein or by applicable law.

         (c) The purposes of the Parent and the total number of its authorized capital stock shall be as set forth in the Certificate of Incorporation of the Parent in effect immediately prior to the Effective Time of the Merger until such time as such purposes and such number may be amended as provided in the Certificate of Incorporation of the Parent and by applicable law.

1.06 Directors. The directors of the Company at the Effective Time of the Merger shall be the directors of the Parent, and its subsidiary, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.07 Officers. The officers of the Company at the Effective Time of the Merger shall be the officers of the Parent, and its subsidiary until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.



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                                   ARTICLE II

                              EFFECT OF THE MERGER
                              ON THE CAPITAL STOCK
                         OF THE CONSTITUENT CORPORATIONS

2.01 Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holders of shares of Company Common Stock or any shares of capital stock of Merger Sub:

         (a) Common Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into one share of Common Stock of the Parent and shall be the issued and outstanding capital stock of the Parent.

         (b) Cancellation of Parent-Owned Company Common Stock. Each share of Common Stock of the Merger Sub that is owned by Parent shall automatically be cancelled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

         (c) Conversion of Company Common Stock. Except as otherwise provided herein, each issued and outstanding share of Company Common Stock shall be converted into fully paid and nonassessable shares of Parent Common Stock in accordance with the Exchange Ratio described in Section 2.02. 21,355,200 common shares of said Merger Consideration shall be the "Initial Deposit" and deposited by the Parent with the Exchange Agent (as described below) further to Section 2.04(a) herein, and warrants to acquire an additional 27,068,570 shares of newly-issued common stock of the Parent at an exercise price of $0 per share that may be exercised at any time on or after the Parent increases its authorized capital to 100,000,000 common shares shall be deposited by the Parent into the Merger Sub, together with the Initial Deposit, shall be known as the "Merger Consideration."

         (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger held by a holder (if any) who has the right to demand payment for and an appraisal of such shares as provided under BVI law, if applicable, ("Dissenting Shares") shall not be converted into a right to receive Merger Consideration unless such holder fails to perfect or otherwise loses such holder's right to such payment or appraisal, if any. If, after the Effective Time of the Merger, such holder fails to perfect or loses any such right to appraisal, each such share of such holder shall be treated as a share that had been converted as of the Effective Time of the Merger into the right to receive Merger Consideration in accordance with this Section 2.01. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.


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



         (e) Issuance of Additional Shares. As of the Effective Time of the Merger, Parent shall issue warrants for an additional 27,068,570 shares of Parent Common Stock to the following to individuals in the following amounts:

Warrant Holder                        Number of Warrants     Percent
--------------                        ------------------     -------

Norbert Sporns                            5,524,695           20.41%
2500 Pierre Dupuy
Suite 509
Montreal, Quebec
Canada H3C 4L1

Lillian Li Wang                           5,757,485           21.27%
2500 Pierre Dupuy
Suite 509
Montreal, Quebec
Canada H3C 4L1

Harry Wang Hua                           11,742,345           43.38%
9240 Riverin Apartment 403
Brossard, Quebec
Canada J4X 2T8

First Cosmos Group Limited                1,348,015            4.98%
PO Box 957,
Offshore Centre, Road Town,
Tortola
British Virgin Islands


Newluck International Group               1,348,015            4.98%
PO Box 957, Offshore Limited
Centre, Road Town,
Tortola
British Virgin Islands


Sunny Future Group Limited                1,348,015           4.98%
PO Box 957, Offshore Centre,
Road Town,
Tortola
British Virgin Islands

                                    -------------------------------
Totals                                  27,068,570           100.0%



Note: Said Warrants can only be converted into common stock provided the Parent has sufficient authorized common shares. (See Exhibit A, Warrant Certificate.)


2.02     Exchange Ratio.  The "Exchange Ratio" is as follows:

Each share of JADE Stock shall be converted into 2,135.52 shares of Parent Common Stock in the Merger, an Exchange Ratio of 1:2,135.52. When the warrants are included the exchange ratio equates to 1:4,842.377 (Jade:Registrant). No fractional Parent Common Stock shall be issued in the Merger. If the product of the number of shares a Company shareholder holds immediately prior to the Closing multiplied by the exchange ratio would result in the issuance of a fractional share of Parent Common Stock, that product will be rounded down to the nearest whole number of shares of Parent Common Stock if it is equal to or less than the fraction of one-half (.5) of one Parent Common Stock or round up to the nearest whole number of shares of Parent Common Stock if the said product is greater than the fraction of one-half (.5) of one Parent Common Stock.

2.03     Stock Warrants.

         (a) Assumption. At the Effective Time of the Merger, all warrants to exchange for Parent Common Stock then outstanding under the Warrant agreement (the "Warrant"), and all outstanding warrants to purchase Company Common
Stock the outstanding shall be assumed by Parent in accordance with Section 2.03(b) hereof.



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

         (b) Stock Warrants. At the Effective Time of the Merger, all outstanding warrants to purchase Parent Common Stock the outstanding whether or not vested, shall by virtue of the Merger be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such warrants immediately prior to the Effective Time of the Merger. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of all Company Stock Warrants on the terms set forth in this Section 2.03(b).

2.04     Exchange of Certificates

         (a) Exchange of Certificates. As soon as reasonably practicable as of or after the Effective Time of the Merger, Parent shall issue the Initial Deposit, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II. Any shares remaining after the Settlement Date (as described below) will be transferred by the Parent for the benefit of the holders of shares of Company Common Stock, for disbursement pro rata to the holders of shares of Company Common Stock as of the Effective Time of the Merger.

         (b) Settlement Date. The settlement date as set forth herein shall be such date which is six months from the Effective Time of the Merger and the date of the resolution of any Contests further to Section 8.03 herein.


         (c) Exchange Procedures. As soon as practicable after the Effective Time of the Merger, each holder of an outstanding certificate or certificates which prior thereto represented shares of Company Common Stock shall, upon surrender of such certificate or certificates and acceptance be entitled to a certificate or certificates representing the number of shares of Parent Common Stock into which the aggregate number of shares of Company Common
Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Company shareholders shall accept such certificates upon compliance with such reasonable terms and conditions to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time of the Merger, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Common
Stock and if such certificates are presented to the Company for transfer, they shall be cancelled against delivery of certificates for Parent Common Stock as hereinabove provided. If any certificate for such Parent Common Stock is to be issued in a name other than that in which the certificate for Company Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to Parent or its transfer agent any transfer or other taxes or other costs required by reason of the issuance of certificates for such Parent Common Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of Parent or its transfer agent that all taxes have been paid. Until surrendered as contemplated, each certificate for shares of Company Common Stock shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.01.



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

         (d) Distributions with Respect to Shares not exchanged at Effective Time. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered certificate for shares of Company Common Stock with respect to the shares of Parent Common Stock represented thereby until the surrender of such certificate in accordance with this Article II. In addition, after the Settlement Date, all remaining shares, if any, shall be transferred to the Parent for cancellation, said transfer to take place within ten (10) business days after the Settlement Date.

         (e) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of certificates representing shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such certificates.

         (f) No Liability. None of Parent, Merger Sub, or the Company shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Company Common Stock shall not have been surrendered prior to December 31, 2004 any such shares, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Parent, free and clear of all claims or interests of any person previously entitled thereto.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

3.01 Representations and Warranties of the Company. Except as set forth in the Company Disclosure Schedule delivered by the Company to the Parent at the time of execution of this Agreement, the Company represents and warrants to Parent and Merger Sub as follows:

         (a) Organization, Standing and Corporate Power. The Company is duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect (as defined in Section 9.02) with respect to the Company.

         (b) Subsidiaries. The Company owns, directly 84.42% ownership in Hainan Quebec Ocean Fishing Co. Ltd., a People's Republic of China, limited liability corporation ("HQ").



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

         (c) Capital Structure. The authorized capital stock of the Jade Profit Investment Limited consists of Ten Thousand (10,000) shares of Company Common Stock. There are 10,000 shares of Common Stock outstanding. Except as set forth above, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. The Company Disclosure Schedule sets forth the outstanding Capitalization of the Company. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Other than the Company Stock Options and Company Warrants, there are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company. There are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company
Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act") or other agreements or arrangements with or among any securityholders of the Company with respect to securities of the Company.

         (d) Authority; Noncontravention. The Company has the requisite corporate and other power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Company under, (i) the Articles of Incorporation or Bylaws of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company, its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company, its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state or local government or any court, administrative agency or commission or other governmental authority, agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except, with respect to this Agreement, for the filing of the Articles of Merger with the Secretary of State of Nevada.

         (e) Absence of Certain Changes or Events. Since December 31, 2003, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (i) any material adverse change with respect to the Company; (ii) any condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to the Company; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.01 without prior consent of Parent; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

         (f) Litigation; Labor Matters; Compliance with Laws.

                  (i) There is no suit, action or proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company having, or which, insofar as reasonably could be foreseen by the Company, in the future could have, any such effect.

                  (ii) The Company is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to the Company.

                  (iii) The conduct of the business of the Company complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

         (g) Benefit Plans. The Company is not a party to any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) under which the Company currently has an obligation to provide benefits to any current or former employee, officer or director of the Company (collectively, "Benefit Plans").



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

         (h) Certain Employee Payments. The Company is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of the Company of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

         (i) Tax Returns and Tax Payments. The Company has timely filed all Tax Returns required to be filed by it, has paid all Taxes shown thereon to be due and has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. No material claim for unpaid Taxes has been made or become a lien against the property of the Company or is being asserted against the Company, no audit of any Tax Return of the Company is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company and is currently in effect. As used herein, "taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium value added, property or windfall profits taxes, customs, duties or similar fees,, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

         (j) Environmental Matters. The Company is in compliance with all applicable Environmental Laws. "Environmental Laws" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, and similar state laws.

         (k) Material Contract Defaults. The Company is not, or has not, received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. For purposes of this Agreement, a Material Contract means any contract, agreement or commitment that is effective as of the Closing Date to which the Company is a party (i) with expected receipts or expenditures in excess of $100,000, (ii) requiring the Company to indemnify any person,
(iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $100,000 or more, including guarantees of such indebtedness, or (v) which, if breached by the Company in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from the Company or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.



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

         (l) Properties. The Company has good, clear and marketable title to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by the Company or acquired after the date thereof which are, individually or in the aggregate, material to the Company's business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens.

         (m) Trademarks and Related Contracts.  To the knowledge of the
Company:

                  (i) As used in this Agreement, the term "Trademarks" means trademarks, service marks, trade names, Internet domain names, designs, slogans, and general intangibles of like nature; the term "Trade Secrets" means technology; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; the term "Intellectual Property" means patents, copyrights, Trademarks, applications for any of the foregoing, and Trade Secrets; the term "Company License Agreements" means any license agreements granting any right to use or practice any rights under any Intellectual Property (except for such agreements for shrink-wrap or click wrap software or other off-the-shelf products that are generally available or less than $25,000), and any written settlements relating to any Intellectual Property, to which the Company is a party or otherwise bound; and the term "Software" means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code.

                  (ii) To the knowledge of the Company, none of the Company's Intellectual Property or Company License Agreements infringe upon the rights of any third party that may give rise to a cause of action or claim against the Company or its successors.

         (n) Board Recommendation. The Board of Directors of the Company has unanimously determined that the terms of the Merger are fair to and in the best interests of the shareholders of the Company and recommended that the holders of the shares of Company Common Stock approve the Merger.

         (o) Required Company Vote. The affirmative vote of a majority of the shares of each of the Company Common Stock is the only vote of the holders of any class or series of the Company's securities necessary to approve the Merger (the "Company Shareholder Approval").

3.02 Representations and Warranties of Parent and Merger Sub. Except as set forth in the disclosure schedule delivered by Parent to the Company at the time of execution of this Agreement (the "Parent Disclosure Schedule"), Parent and Merger Sub represent and warrant to the Company as follows:

         (a) Organization, Standing and Corporate Power. Each of Parent, Merger Sub and the other Parent Subsidiaries (as defined in Section 3.02(b)) is (or at Closing will be) duly organized, validly existing and in good standing under the laws of the State of Nevada, as is applicable, and has the requisite corporate power and authority to carry on its business as now being conducted.


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

Each of Parent, Merger Sub and the other Parent Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect with respect to Parent.

         (b) Subsidiaries.  The Parent has two a subsidiaries, they are:
Process Engineers, Inc., which was incorporated October 13, 1966 in the State of California and PEQM Acquisition Corporation, a Nevada corporation incorporated in March 8, 2004. All the outstanding shares of capital stock of each such entity which is a corporation have been validly issued and are fully paid and nonassessable and, except as set forth in the Parent Disclosure Schedule, are owned (of record and beneficially) by Parent, free and clear of all Liens. Except for the capital stock of its subsidiaries, which are corporations, Parent does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity. As part of this Agreement and Plan of Merger, Mr. George P. Cortessis agrees to accept the sale, transfer or other disposition of all of the Corporation's assets and liabilities owned by its operating subsidiary, named Process Engineers, Inc., with special emphasis on ridding the Corporation of its existing liabilities in terms of contractual or other obligations (See Exhibit B "Sale Agreement").

         (c) Capital Structure. The authorized capital stock of Parent consists of 25,000,000 shares of Parent Common Stock, $0.001 par value, of which 3,644,800 shares of Parent Common Stock are issued and outstanding and no shares of Parent Common Stock are issuable upon the exercise of outstanding warrants, convertible notes, options and otherwise. Except as set forth above, no shares of capital stock or other equity securities of Parent are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and, not subject to preemptive rights, and issued in compliance with all applicable state and federal laws concerning the issuance of securities. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its subsidiaries is a party or by which any of them is bound obligating Parent or any its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Parent or any of its subsidiaries. The authorized capital stock of Merger Sub consists of 75,000,000 shares of common stock, par value $0.001 per share, one hundred shares of which have been validly issued, are fully paid and nonassessable, were issued in compliance with all applicable state and federal laws concerning the issuance of securities, and are owned by Parent, free and clear of any lien.

         (d) Authority; Noncontravention. Parent and Merger Sub have all requisite corporate authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each such party in accordance with its terms. The execution and delivery of this agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Parent or any of its subsidiaries under,
(i) the articles of incorporation or bylaws of Parent or Merger Sub or the comparable charter or organizational documents of any other subsidiary of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent, Merger Sub or any other subsidiary of Parent or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Parent, Merger Sub or any other subsidiary of Parent or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a material adverse effect with respect to Parent or could not prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent, Merger Sub or any other subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for the filing of the Articles of Merger with the Secretaries of State of Nevada, as required, and such other consents, approvals, orders, authorizations, registrations, declarations, states.

         (e) SEC Documents; Undisclosed Liabilities. Parent has filed all reports, schedules, forms, statements and other documents as required by the Securities and Exchange Commission (the "SEC") and Parent has delivered or made available to the Company all reports, schedules, forms, statements and other documents filed with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC documents, and none of the Parent SEC
Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to the Company prior to the date of this Agreement), none of the Parent SEC.

Documents contains any untrue statement of a material fact or omits to state any material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in such Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by Parent's independent accountants). Except as set forth in the Parent SEC Documents, at the date of the most recent audited financial statements of Parent included in the Parent SEC Documents, neither Parent nor any of its subsidiaries had, and since such date neither Parent nor any of such subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to Parent.

         (f) Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents, since the date of the most recent financial statements included in the Parent SEC Documents, Parent has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been: (i) any material adverse change with respect to Parent; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to Parent; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.02 without the prior consent of the Company; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement.

         (g) Interim Operations of Merger Sub. The Merger Sub was formed in March 2004 solely for the purpose of engaging in the transactions contemplated hereby, has (or will have) engaged in no other business activities and has (or will have) conducted its operations only as contemplated hereby.

         (h) Litigation; Labor Matters; Compliance with Laws.

                  There is no suit, action or proceeding or investigation pending or, to the knowledge of Parent, threatened against or affecting Parent or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to Parent or prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent having, or which, insofar as reasonably could be foreseen by Parent, in the future could have, any such effect.

                  (ii) Parent is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to Parent.

                  (iii) The conduct of the business of Parent complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

         (i) Benefit Plans. Parent is not a party to any Benefit Plan under which Parent currently has an obligation to provide benefits to any current or former employee, officer or director of Parent.

         (j) Certain Employee Payments. Parent is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of Parent of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

         (k) Tax Returns and Tax Payments. Parent has timely filed all Tax Returns required to be filed by it, has paid all Taxes shown thereon to be due and has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. No material claim for unpaid Taxes has been made or become a lien against the property of Parent or is being asserted against Parent, no audit of any Tax Return of Parent is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by Parent and is currently in effect.

         (l) Environmental Matters. Parent is in compliance with all applicable Environmental Laws.

         (m) Material Contract Defaults. Parent is not, or has not, received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. For purposes of this Agreement, a Material Contract means any contract, agreement or commitment that is effective as of the Closing Date to which Parent is a party (i) with expected receipts or expenditures in excess of $10,000, (ii) requiring Parent to indemnify any person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $10,000 or more, including guarantees of such indebtedness, or (v) which, if breached by Parent in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Parent or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

         (n) Properties. Parent has good, clear and marketable title to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by Parent or acquired after the date thereof which are, individually or in the aggregate, material to Parent's business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens.

         (o) Trademarks and Related Contracts.

                  (i) As used in this Agreement, the term "Parent License Agreements" means any license agreements granting any right to use or practice any rights under any Intellectual Property (except for such agreements for shrink-wrap or click wrap software or other off-the-shelf products that are generally available for less than $25,000), and any written settlements relating to any Intellectual Property, to which Parent is a party or otherwise bound.

                  (ii) To the knowledge of Parent, none of Parent's Intellectual Property, Software or Parent License Agreements infringe upon the rights of any third party that may give rise to a cause of action or claim against Parent or its successors.

         (p) Board Recommendation. The Board of Directors of Parent has unanimously determined that the terms of the Merger are fair to and in the best interests of the shareholders of Parent.

                                   ARTICLE IV

                              COVENANTS RELATING TO
                       CONDUCT OF BUSINESS PRIOR TO MERGER

4.01 Conduct of Company and Parent. From the date of this Agreement and until the Effective Time of the Merger, or until the prior termination of this Agreement, Company and Parent shall not, unless mutually agreed to in writing:

         (a) engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any Lien or other encumbrance upon any of their respective assets or which will not be discharged in full prior to the Effective Time of the Merger;

         (b) sell, assign or otherwise transfer any of their assets, or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

         (c) fail to use reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and on-going business not be impaired prior to the Effective Time of the Merger;

         (d) except for matters related to complaints by former employees related to wages, suffer or permit any material adverse change to occur with respect to Company and Parent or their business or assets; or

         (e) make any material change with respect to their business in accounting or bookkeeping methods, principles or practices, except as required by GAAP.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS


5.01     Access to Information; Confidentiality.

         (a) The Company shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to, afford to Parent and its representatives reasonable access during normal business hours during the period prior to the Effective Time of the Merger to its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause its officers, employees and representatives to, furnish promptly to Parent all information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. For the purposes of determining the accuracy of the representations and warranties of the Company set forth herein and compliance by the Company of its obligations hereunder, during the period prior to the Effective Time of the Merger, Parent shall provide the Company and its representatives with reasonable access during normal business hours to its properties, books, contracts, commitments, personnel and records as may be necessary to enable the Company to confirm the accuracy of the representations and warranties of Parent set forth herein and compliance by Parent and Merger Sub of their obligations hereunder, and, during such period, Parent shall, and shall cause its subsidiaries, officers, employees and representatives to, furnish promptly to the Company upon its request (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and
(ii) all other information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. Except as required by law, each of the Company, Merger
Sub, and Parent will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence.

         (b) No investigation pursuant to this Section 5.01 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

5.02 Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement. Parent, Merger Sub and the Company will use their best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments and including such consents, approvals, waivers, permits or authorizations as may be required to transfer the assets and related liabilities of the Company to the Surviving
Corporation in the Merger, in connection with the transactions contemplated by this Agreement, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations. Parent and the Company shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the Merger.

5.03 Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof. Notwithstanding the foregoing, Company may disclose the contemplated Merger in letters to the Company's optionees for purposes of fulfilling the Company's obligations under the Company Option Plan to the said optionees.

5.04 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

5.05 Directorships. Upon the Effective Time of the Merger, all officers Parent shall have resigned and Parent shall have taken all action to cause Lillian Wang Li, Harry Wang Hua, and Norbert Sporns to be elected to its Board of Directors and its officers to consist of the following: Harry Wang Hua, Chief Operating Officer, and Norbert Sporns, Chief Executive Officer.

5.06 No Solicitation. Except as previously agreed to in writing by the other party, neither Company or Parent shall authorize or permit any of its officers, directors, agents, representatives, or advisors to (a) solicit, initiate or encourage or take any action to facilitate the submission of inquiries, proposals or offers from any person relating to any matter concerning any merger, consolidation, business combination, recapitalization or similar transaction involving Company or Parent, respectively, other than the transaction contemplated by this Agreement or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the Merger or which would or could be expected to dilute the benefits to the Company of the transactions contemplated hereby. Company or Parent will immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing.


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

6.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

       (a) Opinions of Counsel. Execution and delivery of the following: (i) to the Company, an opinion of counsel from Parent's legal counsel that the terms, conditions and structure of this Merger satisfy Nevada law; (ii) to the Parent, an opinion of counsel from Jade's legal counsel that the terms, conditions and structure of this Merger satisfy British Virgin Islands law; and (iii) to the Parent, an opinion of counsel from HQ's legal counsel that the terms, conditions and structure of this Merger satisfy the People's Republic of China law.

         (b) OTCBB Clearance. The shares of Parent Common Stock shall have been cleared for quotation on the Over-the-Counter Bulletin Board, under the trading symbol: PEQM.

         (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

         (d) No Dissent. Holders of no more than five percent (5%) of the Merger Sub's Common Stock shall have dissented to the Merger.

6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the following conditions:

         (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the president of the Company to such effect.

         (b) Performance of Obligations of the Company. The Company shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect with respect to the Company or adversely affect the ability of the Company to consummate the transactions herein contemplated or perform its obligations hereunder), and Parent shall have received a certificate signed on behalf of the Company by the president of the Company to such effect.

         (c) Consents, etc. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

         (d) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its subsidiaries any damages that are material in relation to Parent and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of its subsidiaries of any material portion of the business or assets of the Company, Parent or any of its subsidiaries, or to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of its subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Parent or Merger Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock or Common Stock of the Surviving Corporation, including, without limitation, the right to vote the Company Common Stock or Common Stock of the Surviving Corporation on all matters properly presented to the shareholders of the Company or the Surviving Corporation, respectively, or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company.

6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

         (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of Parent by the president of Parent to such effect.

         (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed the obligations required to be performed by them under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect with respect to Parent or adversely affect the ability of Parent to consummate the transactions herein contemplated or perform its obligations hereunder), and the Company shall have received a certificate signed on behalf of Parent by the president of Parent to such effect.

         (c) No Litigation. There shall not be pending or threatened any suit, action or proceeding before any court, Governmental Entity or authority (i) pertaining to the transactions contemplated by this Agreement or (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of its subsidiaries, or to dispose of or hold separate any material portion of the business or assets of the Company, Parent or of its any subsidiaries.

         (d) Consents, etc. Company shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

         (e) Filing of Merger Agreement. Parent shall have filed or will promptly file after the Closing Date in the office of the Secretary of State or other office of each jurisdiction in which such filings are required for the Merger to become effective.

         (f) Resignations. Parent shall deliver to the Company written resignations of all of the officers of the Parent and evidence of election of those new directors and officers as further described in Section 5.06 herein.

         (g) 8-K. Parent shall file a Form 8-K with the SEC within fifteen days of the closing of the Merger and a subsequent Form 8-K within 75 days thereafter containing audited financial statements of the Company as required by Regulation
S-X.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

7.01 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger:

         (a) by mutual written consent of Parent and the Company;

         (b) by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

         (c) by either Parent or the Company if the Merger shall not have been consummated on or before March 31, 2004 (other than as a result of the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time of the Merger);

         (d) by Parent, if a material adverse change shall have occurred relative to the Company;

         (e) by Parent, if the Company willfully fails to perform in any material respect any of its material obligations under this Agreement; or

         (f) by the Company, if Parent or Merger Sub willfully fails to perform in any material respect any of their respective obligations under this Agreement.

7.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of the last sentence of Section 5.02(a) and this Section 7.02. Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

7.03 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

7.04 Extension; Waiver. Subject to Section 7.01(c), at any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

7.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver of this Agreement pursuant to Section 7.04 shall, in order to be effective, require in the case of Parent, Merger Sub or the Company, action by its Board of Directors.

7.06 Return of Documents. In the event of termination of this Agreement for any reason, Parent and Company will return to the other party all of the other party's documents, work papers, and other materials (including copies) relating to the transactions contemplated in this Agreement, whether obtained before or after execution of this Agreement. Parent and Company will not use any information so obtained from the other party for any purpose and will take all reasonable steps to have such other party's information kept confidential.

                                  ARTICLE VIII

                       INDEMNIFICATION AND RELATED MATTERS

8.01 Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger until the Settlement Date.

8.02     Indemnification.

         (a) Irrespective of any due diligence investigation conducted by Company with regard the transactions contemplated hereby, the Parent shall indemnify and hold the Company and each of its officers and directors (the "Company Representatives") harmless from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (collectively, "Losses") arising out of, based upon, attributable to or resulting from any and all Losses incurred or suffered by the Company or any of the Company Representatives resulting from or arising out of any breach of a representation, warranty or covenant made by Parent as set forth herein.

         (b) Notwithstanding anything to the contrary contained in this Agreement, in the absence of any fraud or intentional misconduct on the party of the Parent, the sole remedy of the Company or the Company Representatives further to this Section 8.02 shall be offset of such Losses against shares held by the Parent and in Section 8.04 herein.

         (c) The Company shall indemnify and hold the Parent and each of its officers and directors (the "Parent Representatives") harmless from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (collectively, "Losses") arising out of, based upon, attributable to or resulting from any and all Losses incurred or suffered by the Parent or any of the Parent Representatives resulting from or arising out of any breach of a representation, warranty or covenant made by Company as set forth herein.

         (d) Notwithstanding anything to the contrary contained in this Agreement, in the absence of any fraud or intentional misconduct on the party of the Company, the sole remedy of the Parent or the Parent Representatives further to this Section 8.02 shall be offset of such Losses against shares held as further described in Section 8.04 herein.

8.03 Notice of Indemnification. In the event any proceeding shall be threatened or instituted or any claim or demand shall be asserted in respect of which payment may be sought by the Parent or any Parent Representative or by the Company or any Company Representative, against the other, as the case may be (each an "Indemnitee"), under the provisions of this Article VIII (an "Indemnity Claim"), the Indemnitee shall promptly cause written notice of the assertion of any such Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Parent Representative, who shall be George P. Cortessis, or the Company. Any notice of an Indemnity Claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty or covenant with respect to which the Indemnity Claim is made, the facts giving rise to an alleged basis for the Claim, and the amount of the liability asserted against the Indemnitor by reason of the Indemnity Claim. Within ten (10) days of the receipt of such written notice, the Parent Representative or the Company, as the case may be, shall notify the Indemnitee in writing of its intent to contest the indemnification obligation (a "Contest") or to accept liability hereunder. If the Parent Representative or the Company, as the case may be, does not respond within ten (10) days of the request of such written notice to such written notice, the Parent Representative or the Company, as the case may be, will be deemed to accept liability as it relates to the Merger Consideration. In such event, the Indemnitee will deliver a Notice to the Parent that there is a determination of liability to this Section 8.03 and the Parent shall be instructed to adjust the Merger Consideration. In the event of a Contest, within ten (10) days of the receipt of the written notice thereof, the parties will select arbitrators and submit the dispute to binding arbitration in California. The arbitrators shall be selected by the mutual agreement of the parties. If the parties can not agree on the arbitrator, each may select one arbitrator and the two designated arbitrators shall select the third arbitrator. If the third arbitrator can not be agreed upon, the Federal District Court for the Southern District of California shall select the third arbitrator. A decision by the individual arbitrator or a majority decision by the three arbitrators shall be final and binding upon the parties. Such arbitration shall follow the rules of the American Arbitration
Association and must be resolved by the arbitrators within thirty (30) days after the matter is submitted to arbitration. If the arbitration is ruled favorably for Parent so that there is a determination of a Loss, the Indemnitee will deliver a Notice to Parent that there is a determination of liability pursuant to this Section 8.03 and the Parent shall adjust the Merger Consideration Deposit accordingly.

                                   ARTICLE IX

                               GENERAL PROVISIONS

9.01 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile, electronic mail, or overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)  if to Parent or Parent Representative, to:

            Attention: George P. Cortessis
            Process Equipment, Inc.
            26569 Corporate Avenue
            Hayward, CA 94545

         (b)  if to the Company, to:

            Attn: Mr. Norbert Sporns, President
            Jade Profit Investment Limited
            Unit 1105 Tower 1
            Enterprise Square
            9 Sheung Yuet Road
            Kowloon Bay
            Kowloon, Hong Kong

9.02     Definitions.  For purposes of this Agreement:

         (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

         (b) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole (after giving effect in the case of Parent to the consummation of the Merger);

         (c) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

         (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person.

9.03 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

9.04 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties any rights or remedies.

9.05 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.07 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed In accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Nevada, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (b) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any state court other than such court.

9.08 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

9.09 Counterparts. This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more such counterparts shall have been executed by each of the parties and delivered to the other parties.

         IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers (or representatives in the case of Merger Sub) to execute this Agreement as of the date first above written.


                                  PROCESS EQUIPMENT, INC.


                                  By: /s/  George P. Cortessis
                                  ----------------------------
                                  Name:    George P. Cortessis
                                  Title:   President

                                  Attest:

                                  By: /s/  George P. Cortessis
                                  ----------------------------
                                  Name:    George P. Cortessis
                                  Title:   Secretary




                                  Process Equipment Acquisition Corporation

                                  By: /s/  George P. Cortessis
                                  ----------------------------
                                  Name:    George P. Cortessis
                                  Title:   President

                                  Attest:


                                  By: /s/  George P. Cortessis
                                  -----------------------------
                                  Name:    George P. Cortessis
                                  Title:   Secretary




                                  Jade Profit Investment Limited


                                  By: /s/ Norbert Sporns
                                  ----------------------------
                                  Name:   Norbert Sporns
                                  Title:  President

                                  Attest:

                                  By: /s/ Norbert Sprons
                                  ----------------------------
                                  Name:   Norbert Sporns
                                  Title:  Secretary

EXHIBIT A


                            WARRANT CERTIFICATE

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE DISTRIBUTED FOR VALUE UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR LAWS COVERING SUCH SECURITY OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THIS SECURITY (CONCURRED TO BY COUNSEL FOR THE COMPANY) STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT, PLEDGE OR DISTRIBUTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND ALL APPLICABLE STATE SECURITIES LAWS.


                                 WARRANT
                                  FOR
                       SHARES OF COMMON STOCK OF
                        PROCESS EQUIPMENT, INC.


FOR VALUE RECEIVED, the Jade Stockholders listed on Schedule I attached hereto (each a "Holder", collectively, the "Holders") are hereby entitled to subscribe for and purchase from Process Equipment, Inc., a Nevada corporation ("the Company"), up to 27,068,570 fully paid and nonassessable shares of the Company's common stock (the "Warrant Shares"), par value $0.001 per share, at an exercise price of $0 per share (the "Warrant Exercise Price").

This warrant may be exercised by Holder at any time after its issuance at any time, provided the Company has sufficient authorized shares to exercise this warrant.

This warrant is subject to the following provisions, terms and conditions:

1. The rights represented by this warrant may be exercised by Holder, in whole or in part, by written notice of exercise substantially in the form attached hereto delivered to the Company at least ten (10) days prior to the intended date of exercise and by the surrender of this warrant (properly endorsed if required) at the principal office of the Company and upon Holder's payment to the Company by cash, certified check or bank draft of the purchase price for such shares.

2. The Company covenants and agrees that all Warrant Shares that may be issued upon the exercise of the rights represented by this warrant shall, upon issuance, be duly authorized and issued, fully paid and nonassessable shares, provided the Company has enough authorized shares to exercise said warrants.

3. The number of Warrant Shares shall be adjusted and subject to further adjustment from time to time as provided in this Section 3.

(a) If the Company at any time divides the outstanding shares of its Common Stock into a greater number of shares (whether pursuant to a stock split; stock dividend or otherwise), and conversely, if the outstanding shares of its Common Stock are combined into a smaller number of shares, the number of Warrant Shares in effect immediately prior to such division or combination shall be proportionately adjusted to reflect the pro rata reduction or increase in the number of the total outstanding shares of Common Stock.

(b) If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of the Company's Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for such shares, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, Holder shall have the right to receive upon the basis and upon the terms and conditions specified in this warrant and in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, such shares of stock, other securities or assets as would have been issued or delivered to Holder if it had exercised this warrant and had received such shares of Common Stock prior to such reorganization, reclassification, consolidation, merger or sale. The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed to Holder at the last address of Holder appearing on the books of the Company, the obligation to deliver to Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, Holder may be entitled to purchase.

(c) Upon any adjustment of the number of Warrant Shares, the Company shall give written notice thereof, by first class mail, postage prepaid, addressed to the registered holder of this warrant at the address of such holder as shown on the books of the Company, which notice shall state the number of Warrant Shares resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable upon the exercise of this warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

4. This warrant shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company.

5. Holder, by acceptance hereof, agrees to give written notice to the Company before transferring this warrant or transferring any Warrant Shares of Holder's intention to do so, describing briefly the manner of any proposed transfer of this warrant or such Warrant Shares. Promptly upon receiving such written notice, the Company shall present copies thereof to counsel for the Company. If, in the opinion of such counsel, the proposed transfer of this warrant or disposition of Warrant Shares may be effected without registration or qualification (under any federal or state law) of this warrant or the Warrant Shares, the Company, as promptly as practicable, shall notify Holder of such opinion, whereupon Holder shall be entitled to transfer this warrant or such Warrant Shares, all in accordance with the terms of the notice delivered by Holder to the Company, provided that an appropriate legend in substantially the form set forth at the end of this warrant respecting the foregoing restrictions on transfer and disposition may be endorsed on this warrant or the certificates for such Warrant Shares.

6. Subject to the provisions of Section 5, this warrant and all rights hereunder are transferable, in whole or in part, at the principal office of the Company by Holder in person or by duly authorized attorney, upon surrender of this warrant properly endorsed to any person or entity who represents in writing that he/it is acquiring the warrant for investment and without any view to the sale or other distribution thereof. Holder, by taking or holding this warrant, consents and agrees that the bearer of this warrant, when endorsed, may be treated by the Company and all other persons dealing with this warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this warrant, or to the transfer hereof on the books of the Company, any notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered owner hereof as the owner for all purposes.

7. Neither this warrant nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.


IN WITNESS WHEREOF, the Company has caused this warrant to be signed and delivered by a duly authorized officer as of the ____th day of ______________, 2004.


PROCESS EQUIPMENT, INC.

By: /s/ George P. Cortessis
---------------------------
       George P. Cortessis
Its:   CEO and Director

                        NOTICE OF EXERCISE OF WARRANT


The undersigned hereby irrevocably elects to exercise the attached warrant to purchase, for cash pursuant to Section 1 thereof, __________________share(s) of Common Stock of Process Equipment, Inc. issuable upon the exercise of such warrant. The undersigned requests that certificates for such shares be issued in the name of __________________. If this warrant is not fully exercised, the undersigned requests that a new warrant to purchase the balance of shares remaining purchasable hereunder be issued in the name of ______________________.

Date:  ____________________

[Jade Stockholder]


By:  __________________________


__________________________
[name of registered Holder]


__________________________
[signature]


__________________________
[street address]


__________________________
[city , State, zip]


__________________________
[tax identification number]


                    Schedule I to Warrant Certificate
                    ----------------------------------


Warrant Holder                        Number of Warrants     Percent
--------------                        ------------------     --------

Norbert Sporns                            5,524,695           20.41%
2500 Pierre Dupuy
Suite 509
Montreal, Quebec
Canada H3C 4L1

Lillian Wang                              5,757,485           21.27%
2500 Pierre Dupuy
Suite 509
Montreal, Quebec
Canada H3C 4L1

Harry Wang                               11,742,345           43.38%
9240 Riverin Apartment 403
Brossard, Quebec
Canada J4X 2T8

First Cosmos Group Limited                1,348,015            4.98%
PO Box 957,
Offshore Centre, Road Town,
Tortola
British Virgin Islands


Newluck International Group               1,348,015            4.98%
PO Box 957, Offshore Limited
Centre, Road Town,
Tortola
British Virgin Islands


Sunny Future Group Limited                1,348,015           4.98%
PO Box 957, Offshore Centre,
Road Town,
Tortola
British Virgin Islands

                                    -------------------------------
Totals                                  27,068,570           100.0%

Exhibit B

                            SALE AGREEMENT

THIS SALE AGREEMENT ("Agreement") has been made and entered into as of this 17th day of March, 2004, by and between George P. Cortessis. ("Mr. Cortessis"), Process Equipment, Inc. a Nevada corporation, and its subsidiary, Process Engineers, Inc. (the "Process Engineers").

                              RECITALS

A. The parties hereto desire to enter into this Agreement whereby Process Equipment, Inc. will sell to Mr. Cortessis the following assets along with any accompanying liabilities:

    o   Process Engineers, Inc. a subsidiary of Process Equipment, Inc..

    o Process Engineers accounts receivables and all other assets owned by Process Engineers.

    o   Process Engineers trademark and logo.

    o   The clientele and business of Process Engineers.

    o   All outstanding bills and accounts payable.

    o   Any outstanding contractual agreements or obligations.

(hereinafter collectively referred to as the " Assets/Liabilities").

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the parties hereto agree as follows:

                             ARTICLE I.
                     THE ASSET/LIABILITIES SALE

1.1. Sale of Assets/Liabilities. Process Equipment, Inc. hereby sells to Mr. Cortessis the Assets/Liabilities and business of its subsidiary, Process Engineers, Inc to Mr. Cortessis in exchange for the retirement of all of Process Engineers debt and for Mr. Cortessis' agreement to indemnify Process Equipment, Inc. against undisclosed outstanding liabilities, incurred by Process Engineers, Inc.

1.2 No Warranty. The Assets/Liabilities are sold on an "AS IS" basis and without warranty including no warranty of merchantability or fitness for a particular purpose.

1.3 Separate Corporation. The sale of the Assets/Liabilities will be accomplished by placing the Assets/Liabilities together form Process Engineers as of the date of this Agreement into a separate Corporation owned by Mr. Cortessis.

                             ARTICLE II.
                    REPRESENTATIONS AND WARRANTIES

2.1. Representations and Warranties of Mr. Cortessis. Mr. Cortessis hereby represents and warrants that all liabilities of Process Engineers, Inc. as of the date of this Agreement will be transfer to Mr. Cortessis or otherwise be paid by Mr. Cortessis and that Mr. Cortessis will hold Process Equipment, Inc. harmless from the payment of all such liabilities (hereinafter collectively referred to as the "Process Engineering Liabilities"). The Process Engineering Liabilities shall not be deemed to include liabilities arising from transactions involving Jade Profit Investment Limited or items related to those transactions or affiliations with Jade Profit Investment Limited.

2.2 Release Forms. Attached hereto as Schedule I are release forms designating Mr. Cortessis, the sole known entity to be creditor of Process Engineers at the present time. Mr. Cortessis has provided his signed releases as creditors and provided the Schedule at the closing of the transactions contemplated by this Agreement.

                           ARTICLE III.
                    ARTICLE INDEMNIFICATION

3.1. Indemnification. From and for a period of 36 months after the closing of the transactions contemplated by this Agreement, Mr. Cortessis agrees to indemnify, defend and save Process Equipment, Inc. and each of its officers, directors, employees, agents, affiliates and subsidiaries (each an "Indemnified Party") harmless from and against, and to promptly pay to an Indemnified party or reimburse an Indemnified Party for, any and all liabilities, losses, costs, expenses, interest and fines (including reasonable fees and expenses of attorneys, accountants and other experts incurred by any Indemnified Party in any action or proceeding between such Indemnified party and Mr. Cortessis or between any Indemnified Party and any third party or otherwise) sustained or incurred by any Indemnified party relating to, resulting from, arising out of or otherwise by virtue of the Process Engineers Liabilities, or any breach of a representation or warranty made herein by Mr. Cortessis, or a breach or failure to observe or perform any of the agreements contained in this Agreement.

                               ARTICLE IV.
                             MISCELLANEOUS

4.1. Assignability and Parties in Interest. This Agreement shall not be assignable by any of the parties hereto without the consent of all other parties hereto. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

4.2. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California. Each of the parties hereto consents to the personal jurisdiction of the federal and state courts in the State of California in connection with any action arising under or brought with respect to this Agreement.

4.3. Counterparts. This Agreement may be executed as of the same effective date in one or more counterparts, each of which shall be deemed an original.

4.4. Headings. The headings and subheadings contained in this Agreement are included solely for ease of reference, and are not intended to give a full description of the contents of any particular Section and shall not be given any weight whatever in interpreting any provision of this Agreement.

4.5. Complete Agreement. This Agreement and the documents referred to herein contain the entire agreement between the parties and, except as provided herein, supersede all previous negotiations, commitments and writings.

4.6. Modifications, Amendments and Waivers. This Agreement shall not be modified or amended except by a writing signed by each of the parties hereto.

4.7. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect. Upon any such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PROCESS EQUIPMENT, INC.

By: /s/ George P. Cortessis
---------------------------
        George P. Cortessis
        President


PROCESS ENGINEERS, INC.

By: /s/ George P. Cortessis
---------------------------
        George P. Cortessis
        President

                               SCHEDULE I

The undersigned hereby represents that Process Equipment, Inc. and its subsidiary Process Engineers, Inc. has paid all liabilities and/or monies owed to the undersigned (the "Liabilities") as of the date set forth below or that other arrangements have been made with respect to the payment of such Liabilities so that the undersigned has no more claim against Process Equipment, Inc. as of the date of this Schedule.

DATED:  March 17, 2004

PROCESS EQUIPMENT, INC.

By:  /s/ George P. Cortessis
----------------------------
         George P. Cortessis
         President


PROCESS ENGINEERS, INC.

By: /s/ George P. Cortessis
---------------------------
        George P. Cortessis
        President